Exhibit 10.22

MEMORANDUM

To:	Corporate Vice Presidents

From:	Tom Erickson

Re:	2005 Bonus Plan

The parameters of the bonus plan, for which you are eligible, for the year ended December 31, 2005 are summarized herein. Any bonuses owed will be paid solely at the discretion of LifeCare’s Board, including the decision as to whether or not to pay a bonus, the amount of any bonus to be paid, and the date a bonus is paid.

Eighty percent of the bonus will be based on the achievement of consolidated 2005 budgeted EBITDA (“EBITDA Component”) with the balance (20%) based upon the achievement of individual MBOs (“MBO Component”). The EBITDA and MBO Components of the bonus will be earned and evaluated as of the end of the year or as of the date you are terminated for a reason other than cause. A summary of your individual MBOs will be provided to you.

To earn any bonus you must meet all of the parameters for payment that are discussed below:

1.	You must be an active fulltime employee as of the date the bonuses are paid. If you are terminated other than for cause during 2005 you will receive a pro-rated bonus for the amount earned for the portion of the year in which you were employed as discussed below.

2.	You must not have been disqualified from receiving a bonus based upon a disciplinary action during the applicable bonus year or at the time the bonus is paid.

3.	In the event that your employment is less than twelve (12) months your bonus will be pro-rated for the portion of the year in which you were employed in an eligible position.

There is an opportunity to earn a bonus in excess of your base bonus percentage to the extent that EBITDA exceeds budgeted EBITDA. A portion of a bonus can be earned to the extent actual EBITDA is at least 95% of budgeted EBITDA. A schedule summarizing the bonus earned at various actual to budget variance percentages is attached.

2005 Bonus – Corporate Vice Presidents

1.	The amount of your 2005 bonus would max out at 60% of your salary.

2.	The EBITDA actual balance for computation of bonuses must include an accrual for the estimated bonus earned as of the measurement date by all participants under this plan and all other bonus plans approved by the Compensation Committee.

The salary used to compute the EBITDA Component of your bonus will be your salary at December 31, 2005 (or date of termination other than for cause). The MBO Component of your bonus will be computed based upon your salary at December 31, 2005 (or date of termination other than for cause).

In the event you are terminated, other than for cause, you will receive a pro-rata portion of your bonus. The pro-rata amount will be based on:

1.	EBITDA Component – Will be based on actual year to date operating results through the month in which you were terminated.

2.	MBOs will also be earned based upon an evaluation of the achievement of each MBO as of the date of termination. To the extent it is not possible to measure the achievement of your MBOs as of the date of termination (other than for cause), the MBO component will be deemed to be not earned.

You will not be eligible for a 2005 bonus if you resign or are terminated for cause prior to the date the 2005 bonuses are paid.

The amount of bonus earned will be determined and paid on the earlier of two weeks following the completion of the 2005 audit or two weeks following the financial close of the financial statements for the month in which you are terminated for a reason other than cause. Based upon results for the first quarter, we are off to a good start in 2005. The Board and Compensation Committee hope that the bonus plan will reward each of you for your contribution toward another successful year.